UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2011

PROVISION HOLDING, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-127347	20-0754724
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

9253 Eton Avenue, Chatsworth, California 91311
 (Address of principal executive offices) (Zip Code)

(818) 775-1624
(Registrant’s telephone number, including area code)

Copies to:
Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On April 27, 2011, Provision Interactive Technologies, Inc. (“PITI”), the operating subsidiary of Provision Holding, Inc., entered into a Location Agreement (the “Agreement”) with Rite Aid Headquarters, Corp. (“Rite Aid”).  Pursuant to the Agreement, Rite Aid has agreed to allow PITI to place 3D holographic based kiosks (the “3D Kiosk[s]”) in all Rite Aid retail stores for the purposes of displaying advertisements, promotions, sweepstakes, samples, coupons and other consumer based or Rite Aid programs that the parties may agree on.  The term of the Agreement is three years from the first month following the date of full installation, and will renew automatically at the end of the three-year term.

Pursuant to the Agreement, PITI shall have the exclusive right to sell advertising on the 3D Kiosks, and will be the sole provider of 3D and all agreed upon 2D digital signage, interactive and non-interactive, in each Rite Aid location housing a 3D Kiosk.  PITI will be responsible for the installation, technical support, and network management of each 3D Kiosk.  Rite Aid will be responsible for providing a suitable location for each 3D Kiosk at the front entrance of the store, as well as providing in-store support and marketing support for each 3D Kiosk.  Rite Aid also has the right to add programs to utilize the 3D Kiosk as a portal for Rite Aid branded programs.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVISION HOLDING, INC.

Dated: May 16, 2011	By:	/s/ Curt Thornton
Name: Curt Thornton
Title: Chief Executive Officer